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EXHIBIT 2.2

                               AGREEMENT OF MERGER



         This Agreement of Merger (this "Agreement") is entered into as of June 1, 2004 by and between IPI Merger Sub II, Inc., a Delaware corporation ("Merger Sub II") and a wholly-owned subsidiary of Island Pacific, Inc., a Delaware corporation ("IPI"), and Retail Technologies International, Inc., a California corporation ("RTI").

                                 R E C I T A L S

         A. RTI, IPI, IPI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of IPI ("Merger Sub"), Merger Sub II, and Michael Tomczak and Jeffrey Boone (each, a "Shareholder" and collectively, the "Shareholders"), have entered into an Amended and Restated Agreement of Merger and Plan of Reorganization, dated as of June 1, 2004 (the "Merger Agreement"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby and thereby, in accordance with the California General Corporation Law ("California Law") and Delaware General Corporation Law ("Delaware Law"). All capitalized terms not herein defined will have the meaning ascribed to them in the Merger Agreement.

         B. The Boards of Directors of IPI, Merger Sub, Merger Sub II, and RTI have determined it to be advisable and in the respective best interests of IPI, Merger Sub, Merger Sub II, and RTI and their respective stockholders that Merger Sub be merged with and into RTI and, immediately following such merger, RTI be merged with and into Merger Sub II (the "Second Step Merger") so that Merger Sub II will be the surviving corporation of the Merger.

         NOW, THEREFORE, Merger Sub II and RTI hereby agree as follows:

1. THE SECOND STEP MERGER. At the time of the filing of the Second Step Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California (for purposes of this Agreement, the "Effective Time"), RTI will be merged with and into Merger Sub II, and Merger Sub II will continue as the surviving corporation (following the Merger, Merger Sub II is hereinafter sometimes referred to as the "Surviving Corporation," pursuant to the terms and conditions of this Agreement and in accordance with applicable provisions of Delaware Law and California Law as follows:

         1.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub II immediately prior to the Effective Time, as amended in the Second Step Certificate of Merger to be filed with Delaware Secretary of State, will be the Certificate of Incorporation of the Surviving Corporation.

         1.2 BYLAWS. The Bylaws of Merger Sub II immediately prior to the Effective Time, without amendment thereto, will be the Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation thereafter may be amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and as provided under Delaware Law.



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         1.3 CONVERSION OF SHARES. As of the Effective Time, by virtue of the
Second Step Merger and without any action on the part of any stockholder of RTI, each share of RTI Common Stock (the "RTI Common Stock") that is issued and outstanding, after giving effect to the Reverse Merger and immediately prior to the Effective Time, will be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

         1.4 NO FURTHER TRANSFER. At the Effective Time, the stock transfer books of RTI will be closed and no transfer of RTI Common Stock will thereafter be made.

         1.5 SURVIVING CORPORATION. Merger Sub II, a Delaware corporation, will be the surviving corporation of the Second Step Merger.

2. EXCHANGE OF CERTIFICATES.

         2.1 At and after the Effective Time, each certificate representing outstanding shares of RTI Common Stock will represent the right to receive share certificates covering the equal number of shares of Surviving Corporation Common Stock, for which such shares of RTI Common Stock have been or will be exchanged, and such Surviving Corporation Common Stock will be registered in the name of the holder of such certificate.

         2.2 All share certificates covering the number of shares of Surviving Corporation Common Stock to be delivered upon the surrender of certificates for such shares in accordance with the terms hereof will be delivered to the registered holder of such certificate. After the Effective Time, there will be no further registration of transfers of the shares of RTI Common Stock on the stock transfer books of RTI.

3. CONDITION TO CLOSING. The obligations of the parties to consummate the Second Step Merger contemplated by this Agreement will be subject to the consummation of the Reverse Merger (as defined in the Merger Agreement).

4. TERMINATION AND AMENDMENT.

         4.1 TERMINATION. Notwithstanding the approval of this Agreement by the sole stockholder of Merger Sub II and the shareholders of RTI, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Merger Sub II and RTI, and will terminate in the event the Merger Agreement is terminated in accordance with its terms. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either IPI, Merger Sub II and RTI or their respective officers and directors, except as otherwise provided in the Merger Agreement.

         4.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.


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5. MISCELLANEOUS.

         5.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

         5.2 MERGER AGREEMENT. The Merger Agreement and this Agreement are intended to be construed together in order to effectuate their purposes.

         5.3 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         5.4 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware (irrespective of its conflict of law principles).

         5.5 FURTHER ASSIGNMENTS. After the Effective Time, Merger Sub II and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to RTI's property or rights in Merger Sub II and otherwise to carry out the purposes of the Merger Agreement, in the name of RTI or otherwise.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


ISLAND PACIFIC, INC.                     RETAIL TECHNOLOGIES INTERNATIONAL, INC.
a Delaware corporation                   a California corporation



By: /s/ Ran Furman                       By: /s/ Michael Tomczak
    ------------------------------           ---------------------------------

Name:  Ran Furman                        Name:  Michael Tomczak

Its:  Chief Financial Officer            Its:  President



IPI MERGER SUB II, INC.
a Delaware corporation



By: /s/ Ran Furman
    -------------------------------

Name:  Ran Furman

Its:  Chief Financial Officer




                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]